Exhibit 99.2

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Jeff Johnson
Treasurer and VP Investor Relations
(651) 787-1068

DELUXE ANNOUNCES RECEIPT OF REQUISITE CONSENTS AND AMENDMENT OF PRICING TERMS WITH RESPECT TO
THE TENDER OFFER AND CONSENT SOLICITATION FOR ITS 5.00% SENIOR NOTES DUE 2012

St. Paul, Minn. – March 8, 2011 – Deluxe Corporation (NYSE: DLX) today announced that it has received, pursuant to its previously announced tender offer to purchase for cash any and all of its 5.00% Senior Notes due 2012 (the “Notes”) and the concurrent consent solicitation, the requisite consents to adopt proposed amendments to the indenture governing the Notes (the “Indenture”), providing for, among other things, the elimination of substantially all of the restrictive covenants contained in the Indenture. The Company announced that consents had been delivered with respect to $192.8 million aggregate principal amount of the Notes, representing approximately 68.8% of the outstanding aggregate principal amount of the Notes, which Notes have been validly tendered (and not validly withdrawn) as of 5:00 p.m., New York City time, on March 7, 2011 (the “Consent Payment Deadline”). A holder’s right to validly withdraw tendered Notes and to validly revoke delivered consents expired at 5:00 p.m., New York City time, on March 7, 2011 (the “Withdrawal Deadline”). In conjunction with receiving the requisite consents, it is expected that the Company and Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, National Association), as trustee, will execute a supplemental indenture to the Indenture implementing the proposed amendments described above. Although the Supplemental Indenture will be effective immediately upon its execution and delivery, the proposed amendments will not become operative until acceptance of the Notes for purchase by the Company.

The Company also announced today that it was amending the pricing terms of the tender offer to provide that holders validly tendering Notes after the Consent Payment Deadline, but at or prior to 11:59 p.m., New York City time, on March 21, 2011, will be eligible to receive $1,045 per $1,000 principal amount of Notes, which is equivalent to the amount to be paid for each $1,000 principal amount of Notes validly tendered at or prior to the Consent Payment Deadline, not validly withdrawn at or prior to the Withdrawal Deadline and accepted for purchase. In addition, holders whose Notes are purchased in the tender offer will receive accrued and unpaid interest in respect of their purchased Notes from the most recent interest payment date to, but not including, the applicable payment date for the Notes.

The tender offer and the consent solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated February 22, 2011, and the related Consent and Letter of Transmittal (together, the “Offer Documents”).

The Company’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the tender offer is conditioned upon the satisfaction or waiver of certain conditions, which are more fully described in the Offer Documents, including, among others, (1) the Company’s receipt of consents of holders of at least a majority in principal amount of the outstanding Notes to the proposed amendments to the Indenture, which condition has been satisfied, and (2) the Company’s receipt of aggregate proceeds (before initial purchasers’ discounts and fees and other offering fees and expenses) of at least $200.0 million from a private placement of new senior notes on terms satisfactory to the Company and the availability of sufficient funds under the Company’s revolving credit facility of the balance necessary to purchase any Notes accepted for purchase. The new notes have not been and will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. In no event will the information contained in this press release or the Offer Documents regarding the new notes constitute an offer to sell or a solicitation of an offer to buy any new notes.

J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as dealer managers for the tender offer and as solicitation agents for the consent solicitation. J.P. Morgan Securities LLC can be contacted at (800) 245-8812 (toll free) or (212) 270-1200 (collect) and Credit Suisse Securities (USA) LLC can be contacted at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Wells Fargo Bank, National Association is the depositary for the tender offer and the consent solicitation. Georgeson Inc. is the information agent for the tender offer and the consent solicitation. Copies of the Offer Documents and other related documents may be obtained by calling the information agent at (212) 440-9800 (for banks and brokers only) or (800) 932-9864 (toll free).

The tender offer and the consent solicitation are being made pursuant to the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the Indenture. No recommendation is made as to whether holders of Notes should tender their Notes or deliver their consents. Holders of Notes should carefully read the Offer Documents because they contain important information, including the various terms and conditions of the tender offer and the consent solicitation.

About Deluxe Corporation

Deluxe Corporation’s vision is to be the best at helping small businesses and financial institutions grow. Through its various businesses and brands, the Company helps small businesses and financial institutions better grow, operate and protect their businesses. The Company employs a multi-channel strategy to provide a suite of life-cycle driven solutions to its customers. The Company uses direct marketing, a North American sales force, financial institution and telecommunication client referrals, the internet and independent distributors and dealers to provide its customers a wide range of customized products and services. The Company produces personalized printed products, such as checks, forms, business cards, stationery, greeting cards and labels, as well as promotional products, marketing materials and retail packaging supplies. In addition, the Company offers a growing suite of business services, including web design and hosting, fraud protection, payroll, logo design, search engine marketing, business networking and other web-based services. In the financial services industry, the Company sells check programs and services which help financial institutions build lasting relationships with their clients, including fraud prevention, customer acquisition, regulatory and compliance, direct mail marketing analytics and profitability programs. The Company also sells personalized checks, accessories and other services directly to consumers.

Forward-Looking Statements

Statements in this press release concerning the Company’s or management’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Forward-looking statements speak only as of the time made, and the Company assumes no obligation to publicly update any such statements.

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